Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A, Post-Effective Amendment No. 24 to File No. 33-79994; Amendment No. 26 to File No. 811-08560) of GAMCO International Growth Fund, Inc. of our report dated February 28, 2012 included in the 2011 annual report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

April 24, 2012